Exhibit 10

FIRST AMENDMENT TO SECOND AMENDED AND
RESTATED CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“First Amendment”) is executed as of the 24th day of January, 2003 (the “First Amendment Effective Date”), by DMI FURNITURE, INC. a Delaware corporation (“Borrower”), the Lenders from time to time party to the Agreement and BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as agent for the Lenders (the “Agent”).

Recitals

     1.     Borrower, the Lenders from time to time party thereto and the Agent are parties to a Second Amended and Restated Credit Agreement, dated as of November 22, 2002 (the “Agreement”).

     2.     Borrower has requested the Lenders and the Agent to agree to various amendments to the Agreement. Subject to the terms and conditions stated in this First Amendment, the Lenders and the Agent are willing to modify and amend the Agreement, as provided in this First Amendment.

Agreement

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Borrower, the Lenders and the Agent agree as follows:

     1.     Definitions. All terms used in this First Amendment that are defined in the Agreement, and that are not otherwise defined herein, shall have the same meanings in this First Amendment as are ascribed to them in the Agreement.

     2.     Amendments to the Agreement.

(a) Amended Definitions. The following definitions, as set forth in Article I of the Agreement, are amended, and as so amended, restated as of the First Amendment Effective Date to read in their respective entireties as follows:

““Borrowing Base” means, at any date a determination thereof is to be made, an amount equal to the sum of: (i) Eighty Percent (80%) of (a) the net book value (as determined in accordance with Agreement Accounting Principles) of Eligible Accounts minus (b) an amount equal to the net book value of all Eligible Accounts owed by account debtors for goods supplied by Borrower for use in showroom or displays for which extended payment terms (i.e., payment terms which are longer than customarily extended for purchases of inventory from Borrower on account) were given to the account debtor by the Borrower, determined as of the last day of the fiscal quarter of Borrower preceding the date of determination; (ii) Fifty Percent (50%) of the Eligible Finished Goods Inventory Value and the Eligible Wood Stock Inventory Value; (iii) Twenty-Five Percent (25%) of the Eligible Miscellaneous Inventory Value; and (iv) during the period beginning on the last day of the third Fiscal Month of each fiscal year of the Borrower and ending on the second to last day of the sixth Fiscal Month of the same fiscal year of the Borrower, and during the period beginning on the last day of the seventh Fiscal Month of each fiscal year of the Borrower and ending on the second to last day of the tenth Fiscal Month of the same fiscal year of the Borrower, the sum of $1,000,000.00 (all of the foregoing as determined on the basis of the information contained in the most recent Borrowing Base Certificate provided to the Agent or as determined by the Agent upon an inspection of the Borrower’s books and records and inventory by the Agent or any other representative of the Lenders); provided, however, the Borrowing Base shall be $0 commencing five (5) calendar days after the Borrower’s failure to furnish to the Agent a monthly Borrowing Base Certificate within the period of time required under Section 6.1 and continuing until the Agent shall have received a properly completed and certified Borrowing Base Certificate.”

““Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for each period of four (4) consecutive fiscal quarters ending on the last day of a fiscal quarter, the ratio of Consolidated EBITDA for such period to Consolidated Fixed Charges for such period.”

““Maximum Availability” means, as of any date of determination, the lesser of: (i) $22,000,000.00; or (ii) the Borrowing Base, minus the LC Obligations in respect of Facility LCs.”

“Pro Rata Share” (i) when used in reference to the Revolving Loan and Advances thereunder, and when used in Section 2.5, means, with respect to each Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders, (ii) when used in Section 2.19 and otherwise in reference to any Facility LC and LC Obligations in respect of Facility LCs, means, with respect to each Lender, a portion equal to a fraction the numerator of which is such Lender’s

LC Commitment and the denominator of which is the aggregate LC Commitments of all Lenders, (iii) when used in Section 11.2, means, with respect to each Lender, a portion equal to a fraction the numerator of which is the sum of such Lender’s Commitment and Term Loan Commitment and the denominator of which is the sum of the Aggregate Commitment and the Aggregate Term Loan Commitment; and (iv) for all other purposes, means, with respect to each Lender, the percentage set opposite such Lender’s signature on this Agreement.

(b) Amendment of Section 2.19.1. Section 2.19.1 of the Agreement, is amended, and as so amended, restated in its entirety as of the First Amendment Effective Date to read as follows:

“2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed the lesser of (a) $4,000,000.00 and (b) the Borrowing Base, minus the aggregate principal amount of all outstanding Advances of the Revolving Loan; and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance or Modification.”

(c) Amendment of Section 6.26. Section 6.26 of the Agreement, is amended, and as so amended, restated in its entirety as of the First Amendment Effective Date to read as follows:

“6.26 Survey. Not later than February 15, 2003, the Borrower shall provide to the Agent, at the Borrower’s expense, a boundary survey of the real estate subject to the 1997 Project Mortgage. If such boundary survey suggests that any improvements are located on such real estate, the Borrower shall provide to the Agent, at the Borrower’s expense and within forty-five (45) days after the Agent’s request, an ALTA minimum standard survey of such real estate. Upon completion of such surveys, Borrower shall provide to the Agent, at the Borrower’s expense, a mortgagee’s title insurance policy in an amount acceptable to the Agent insuring the Agent’s interest under the 1997 Project Mortgage on the American Land Title Association form of mortgagee’s title policy (1992 Revision), subject to an ALTA form of comprehensive endorsement, an ALTA form 3.1 zoning endorsement, a mechanics lien endorsement, an access endorsement and such other endorsements as the Agent may reasonably request. The coverage provided by the title insurance policy shall not be subject to the standard exceptions as to rights of parties in possession and matters which would be disclosed by survey, easements not shown by the public records and mechanic’s liens not shown by the public records, and otherwise the coverage shall be subject to no exceptions other than (A) easements and use restrictions and encroachments disclosed by survey which do not materially and adversely affect the value or marketability of the real estate or the usefulness of the real estate in the operations of the Company and (B) Permitted Liens.”

     3.     From and after the First Amendment Effective Date, each Lender’s respective LC Commitment, Revolving Commitment, and Term Loan Commitment is as follows:

Commitment/Pro Rata Share	Bank One, NA	Fifth Third Bank, Kentucky, Inc.

LC Commitment	$2,950,000.00	$1,050,000.00

Revolving Commitment	$15,000,000.00	$7,000,000.00

Term Loan Commitment	$2,613,000.00	$1,407,000.00

     4.     Representations and Warranties. Borrower represents and warrants to the Lenders that:

(a)(i) The execution, delivery and performance of this First Amendment and all agreements and documents delivered pursuant hereto by Borrower have been duly authorized by all necessary corporate action, as applicable, and does not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Borrower, or the Articles of Incorporation of Borrower, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Borrower is a party or by which Borrower or any of the properties of Borrower may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Borrower of this First Amendment and all agreements and documents delivered pursuant hereto; and (iii) this First Amendment and all agreements and documents delivered pursuant hereto by Borrower are the legal, valid and binding obligations of Borrower, as a signatory thereto, and enforceable against Borrower in accordance with the terms thereof.

(b) After giving effect to the amendments contained in this First Amendment, the representations and warranties contained in Article V of the Agreement are true and correct on and as of the First Amendment Effective Date with the same force and effect as if made on and as of the First Amendment Effective Date, except that the reference to the financial statements in Section 5.4 of the Agreement shall be to the most recent financial statements of Borrower provided to the Agent prior to the First Amendment Effective Date.

(c) No Event of Default has occurred and is continuing or will exist under the Agreement as of the First Amendment Effective Date.

     5.     Conditions. The obligation of the Lenders and the Agent to execute and to perform this First Amendment shall be subject to full satisfaction of all of the following conditions precedent on or before the First Amendment Effective Date:

(a) Copies, certified as of the First Amendment Effective Date, of such corporate documents and resolutions of Borrower evidencing necessary action by Borrower to authorize the execution and performance of this First Amendment and all other agreements or documents delivered pursuant hereto.

(b) This First Amendment shall have been duly executed by Borrower and delivered to the Agent and executed by the Agent and the Lenders.

(c) Borrower shall have executed and delivered to the Agent for the benefit of Bank One an Amended and Restated Revolving Note in form and substance the same as Exhibit A to this First Amendment.

(d) Concurrently with execution of this First Amendment, Borrower shall have paid to Bank One an arrangement fee as provided in the letter agreement between Borrower and Bank One of even date.

(e) Borrower shall have paid all fees and expenses of the Agent’s counsel, Baker & Daniels, incurred by the Agent prior to the First Amendment Effective Date, in the amount of $25,147.35.

     6.     Binding on Successors and Assigns. All of the terms and provisions of this First Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

     7.     Governing Law/Entire Agreement/Survival. This First Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely with such state and without giving effect to the choice of law principals of such state. This First Amendment constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this First Amendment shall survive the execution and delivery of this First Amendment, and shall not be affected by any investigation made by any party.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered as of the First Amendment Effective Date.

BANK ONE, NA, as a Lender, the LC Issuer, the Enhancement Issuer and the Agent

By:_____________________________________ Robert E. McElwain, First Vice President

FIFTH THIRD BANK, KENTUCKY, INC

By:_____________________________________ Edward B. Martin, Vice President

DMI FURNITURE, INC

By:_____________________________________ Phillip J. Keller, Vice President Finance and Chief Financial Officer

GUARANTOR CONSENT

     The undersigned, being a guarantor of payment of the Obligations (the “Guarantor”) unconditionally consents to the execution and performance of the First Amendment to Second Amended and Restated Credit Agreement by Borrower and agrees that the same shall not impair, diminish, terminate or affect in any way, or provide any defense to the validity or enforcement of the Second Amended and Restated Guaranty, dated as of November 22, 2002 (the “Guaranty”), and hereby acknowledges, affirms and agrees that the Guaranty is in favor of the Agent for the benefit of the Lenders under the Agreement.

Dated: January 24, 2003	DMI MANAGEMENT, INC.

By:________________________

Printed:_____________________

Title:_______________________